                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                       PAREXEL INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       PAREXEL INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [PAREXEL LOGO]
       ------------------------------------------------------------------
                 195 West Street, Waltham, Massachusetts 02154
                            Telephone: 617-487-9900
                               Fax: 617-487-0525

                                                                 October 8, 1996

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of PAREXEL International Corporation (the "Company") to be held at 3:00 p.m., Boston time, on Thursday, November 14, 1996, at the Harvard Club located at One Federal Street, Boston, Massachusetts 02110.

     At this meeting, you will be asked to: (i) elect two Class I directors to new three-year terms; (ii) amend the Company's 1995 Stock Plan (the "Plan") to increase the number of shares currently reserved for issuance under the Plan by 500,000 shares; (iii) approve an amendment to the Company's Restated Articles of Organization increasing the number of authorized shares of Common Stock, par value $.01, per share, of the Company from 25,000,000 to 50,000,000; and (iv) ratify the selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending June 30, 1997. The Board of Directors unanimously recommends that you vote FOR each of these proposals.

     Details regarding each of the matters to be acted upon at this meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

     Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. It is important that your shares be voted whether or not you attend the meeting in person. If you attend the meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          Josef H. von Rickenbach
                                          President, Chief Executive Officer and
                                          Chairman

                                 [PAREXEL LOGO]
       ------------------------------------------------------------------
                 195 West Street, Waltham, Massachusetts 02154
                            Telephone: 617-487-9900
                               Fax: 617-487-0525

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held November 14, 1996

To the Stockholders of PAREXEL International Corporation:

     Notice is hereby given that the annual meeting of stockholders of PAREXEL International Corporation, a Massachusetts corporation (the "Company"), will be held at 3:00 p.m., Boston time, on Thursday, November 14, 1996, at the Harvard Club located at One Federal Street, Boston, Massachusetts 02110, to consider and vote upon the following proposals:

          1. To elect two Class I directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is elected and qualified or until his earlier resignation or removal.

          2. To approve an amendment to the Company's 1995 Stock Plan (the "Plan") to increase the number of shares currently reserved for issuance under the Plan by 500,000 shares.

          3. To approve an amendment to the Company's Restated Articles of Organization increasing the number of authorized shares of Common Stock, par value $.01 per share, of the Company from 25,000,000 to 50,000,000.

          4. To ratify the selection of Price Waterhouse LLP, independent public accountants, as auditors for the fiscal year ending June 30, 1997.

          5. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on September 20, 1996 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying

Proxy Statement at any time before it has been voted at the annual meeting. Any Stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          William T. Sobo, Jr.
                                          Senior Vice President, Chief Financial
                                          Officer, Treasurer and Clerk

Waltham, Massachusetts
October 8, 1996

                                 [PAREXEL LOGO]

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                October 8, 1996

     This Proxy Statement is being furnished to holders of common stock, par value $.01 per share ("Common Stock"), of PAREXEL International Corporation, a Massachusetts corporation ("PAREXEL" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the annual meeting of the Company's stockholders to be held at 3:00 p.m., Boston time, on Thursday, November 14, 1996, and at any adjournments or postponements thereof (the "Meeting"), at the Harvard Club located at One Federal Street, Boston, Massachusetts 02110. The Company's 1996 Annual Report, containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended June 30, 1996, are being mailed contemporaneously with this Proxy Statement to all stockholders entitled to vote at the Meeting. This Proxy Statement and the form of proxy were first mailed to stockholders on or about October 8, 1996.

     The purpose of the Meeting is (1) to elect two Class I directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is elected and qualified, or until his earlier resignation or removal, (2) to consider and vote upon a proposal to amend the Company's 1995 Stock Plan (the "Plan") to increase the number of shares currently reserved for issuance under the Plan by 500,000 shares, (3) to consider and vote upon a proposal to amend the Company's Restated Articles of Organization to increase the number of authorized shares of Common Stock, par value $.01 per share, from 25,000,000 to 50,000,000 and (4) to ratify the selection of Price Waterhouse LLP, independent public accountants, as auditors for the fiscal year ending June 30, 1997.


     The Board has fixed the close of business on September 20, 1996 as the record date (the "Record Date") for the determination of the Company's stockholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or an adjournment thereof. As of the Record Date, 8,448,818 shares of the Company's Common stock were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Clerk of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Clerk of the Company before the taking of the vote at the Meeting or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02154, Attention: Clerk, at or before the taking of the vote at the Meeting.

     The persons named as attorneys in the proxy are officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board, will be voted as stated below under "Election of Directors." Any stockholder submitting a proxy has the right to withhold authority to vote for the nominees to the Board by so making the box provided on the proxy.

     In addition to the election of two Class I directors to three-year terms, the stockholders will consider and vote upon proposals to amend the Company's 1995 Stock Plan, to amend the Company's Restated Articles of Organization and to ratify the selection of auditors, all as further described in this Proxy Statement. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business at the Meeting. Votes withheld from the nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. The amendment to the Company's Restated Articles of Organization requires the affirmative vote of a majority of outstanding shares of Common Stock entitled to vote at the Meeting. All other matters being submitted to stockholders require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

     Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification. The shares will be voted FOR the matter in question if no specification is made.

     The Board knows of no other matter to be presented at the Meeting. If any other matters are properly presented for consideration at the Meeting (or any adjournment or postponements thereof), the persons named in the enclosed form of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 20, 1996 (unless otherwise indicated) (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each current director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table and (iv) by all current directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.


                                                             SHARES BENEFICIALLY   PERCENTAGE OF SHARES
                 NAME OF BENEFICIAL OWNER                         OWNED(1)         BENEFICIALLY OWNED(2)
-----------------------------------------------------------  -------------------   ---------------------
INVESCO PLC and certain affiliates(2)......................        614,500                   7.3
  11 Devonshire Square
  London EC2M 4YR
  ENGLAND
Josef H. von Rickenbach(3).................................        402,390                   4.7
Werner M. Herrmann.........................................         88,493                   1.0
A. Dana Callow(4)..........................................         77,748                     *
John G. Lee(5).............................................         48,000                     *
Peter Barton Hutt(6).......................................         36,166                     *
James A. Saalfield(7)......................................         18,666                     *
Barry R. Philpott(8).......................................          8,400                     *
Taylor J. Crouch(9)........................................          7,750                     *
R. Adrian Otte(10).........................................          6,500                     *
Patrick J. Fortune.........................................              0                     *
All current executive officers and directors as a group (12
  persons)(11).............................................        766,213                   8.8


---------------
 *  Less than 1% of the outstanding Common Stock.


 (1) The number of shares of Common Stock deemed outstanding includes: (i) 8,448,818 shares of Common Stock outstanding as of September 20, 1996; and
     (ii) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after September 20, 1996 ("presently exercisable" stock options), as set forth below.


 (2) Ownership is stated as of April 5, 1996. Shares are held by INVESCO on behalf of other persons who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Company's Common Stock. INVESCO disclaims beneficial ownership of such shares.

 (3) Includes 321,183 shares of Common Stock owned by The Josef H. von Rickenbach GRAT dated November 17, 1995. Includes 30,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (4) Includes 44,166 shares of Common Stock issuable pursuant to presently exercisable stock options.


 (5) Includes 44,750 shares of Common Stock issuable pursuant to presently exercisable stock options. In a letter dated September 4, 1996, Dr. Lee resigned as an employee of the Company effective September 30, 1996.



 (6) Includes 36,166 shares of Common Stock issuable pursuant to presently exercisable stock options.


 (7) Includes 16,666 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (8) Includes 6,000 shares of Common Stock issuable pursuant to presently exercisable stock options.


 (9) Includes 5,300 shares of Common Stock issuable pursuant to presently exercisable stock options.



(10) Includes 4,000 shares of Common Stock issuable pursuant to presently exercisable stock options.



(11) Includes 209,548 shares of Common Stock issuable pursuant to presently exercisable stock options.


                             ELECTION OF DIRECTORS

     In accordance with the Company's Restated Articles of Organization, the Company's Board is divided into three classes: the Class I, Class II and Class III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

     The information below sets forth for each member of the Board, including the Class I nominees to be elected at the Meeting, such person's age, principal occupations during the past five years and certain other information:

Class I Directors:  To be elected at the 1996 Annual Meeting of Stockholders

     PATRICK J. FORTUNE, PH.D., 49, was elected a director of the Company in June 1996 and is a member of the Compensation Committee of the Board. Mr. Fortune is Vice President, Information Technology and Chief Information Officer of Monsanto Company. From 1994 to October 1995, Mr. Fortune was President and Chief Operating Officer, Chief Information Officer and a member of the Board of Directors of Coram Healthcare Corporation. From 1991 to 1994, Mr. Fortune was Corporate Vice President, Information Management at Bristol-Myers Squibb. Prior to that, Mr. Fortune was Senior Vice President and General Manager of Packaging Corporation of America, a subsidiary of Tenneco and held several management positions with Baxter International, Inc., including Corporate Vice President, Vice President, Research and Development and Vice President, Information Services. Mr. Fortune has been named as a party in four class action or derivative lawsuits, generally alleging violations of certain anti-fraud provisions of federal securities law, filed in late 1995 against Coram Healthcare Corporation and its other officers and directors. These actions are currently pending and no determination can be made regarding their outcome.

     PROF. DR. MED. WERNER M. HERRMANN, 55, is Chief Scientific Officer for PAREXEL and was elected a director of the Company in April 1991. Dr. Herrmann founded a Berlin-based provider of clinical and biostatistical and clinical data management services in 1982, which was acquired by PAREXEL and renamed PAREXEL GmbH Independent Pharmaceutical Research Organization. Prior to 1982, Dr. Herrmann was head of the Psychiatry and Neurology Branch, Department of Experimental and Clinical Pharmacology, Institute for Drugs, Federal Health Office, Berlin, Germany, from 1979 to 1982. Dr. Herrmann is a Full Professor at the Department of Psychiatry, Free University of Berlin.

     All shares of Common Stock that are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting and not duly and timely revoked, will be voted at such Meeting in accordance with the instructions indicated in such proxies. Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for any nominee to the Board will be voted (unless the nominees are unable or unwilling to serve) FOR the election of the nominees named above. The election of the directors will be determined by a plurality of the votes cast at the Meeting. The Board knows of no reason why either of the nominees would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of other persons.

Class II Directors:  Term expires at 1997 Annual Meeting of Stockholders

     PETER BARTON HUTT, 61, was elected a director of the Company in March 1989. Mr. Hutt is partner in the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and in government regulation of health and safety. He is a director of several pharmaceutical and drug development companies, including IDEC Pharmaceuticals, Inc., Emisphere Technologies, Inc., Interneuron Pharmaceuticals, Inc., Vivus, Inc., Sparta, Inc. and Cell Genesys, Inc. From 1971 to 1975, Mr. Hutt was Chief Counsel for the FDA.

     JAMES A. SAALFIELD, 49, was elected a director of the Company in January 1993 and is a member of the Audit Committee and the Stock Option Committee of the Board. Mr. Saalfield is a retired general partner of Fleet Venture Partners I, II, III and IV and managing general partner of Dean's Hill L.P. and The Still River Fund and President of The Still River Management Company. Mr. Saalfield served as the senior vice president of Fleet Venture Resources, Inc. and senior vice president of Fleet Growth Resources, Inc. from 1985 to 1993. Mr. Saalfield is a director of a number of companies, including KVH Industries and a number of private companies.

Class III Directors:  Term expires at 1998 Annual Meeting of Stockholders

     JOSEF H. VON RICKENBACH, 41, co-founded PAREXEL in 1983 and has served as a director since then. Prior to his involvement with PAREXEL, he was European Area Manager with ERCO (now ENSECO), Inc., a diversified testing and technical consulting company. Mr. von Rickenbach has worked for Schering-Plough, Inc. and 3M (East), a division of Minnesota Mining and Manufacturing, Inc. Mr. von Rickenbach received an M.B.A. from the Harvard University Graduate School of Business Administration and has an undergraduate degree from the Lucerne College of Economics and Administration.

     A. DANA CALLOW, JR., 44, was elected a director of the Company in June 1986 and is a member of the Audit Committee, Compensation Committee and Stock Option Committee of the Board. Since December 1982, Mr. Callow has been a general partner of the general partner of several of Boston Capital Ventures' limited partnerships including Boston Capital Ventures International Limited Partnership, Boston Capital Ventures Limited Partnership, Boston Capital Ventures II Limited Partnership and Boston Capital Ven-tures III, Limited Partnership. Mr. Callow is a director of a number of privately held companies, including Tektagen Incorporated and ILEX Oncology, Inc.

DIRECTORS' COMPENSATION

     Non-employee members of the Board receive $1,500 per day of Board or committee meetings (with no more than one $1,500 payment being made for any one day). Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. There are no family relationships among any of the executive officers or directors of the Company.

     The Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the grant of options to purchase a maximum of 300,000 shares of Common Stock of the Company to non-employee directors of the Company. Under the Director Plan, each non-employee director who was a member of the Board of Directors on the effective date of the Company's initial public offering received options. In addition, each non-employee director first elected to the Board of Directors after the effective date of the Company's initial public offering will receive an option for 10,000 shares on the date of his or her election. The Director Plan further provides for an automatic grant of an option for 10,000 shares on the first business day of July of each year to each non-employee director who has continuously served for the lesser of (i) the previous full year or (ii) since the last annual meeting of stockholders at which directors were elected. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock as of the date of grant. The options granted annually will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant, subject to specified meeting attendance requirements. Options to purchase an aggregate of 126,500 shares of Common Stock have been granted to date under the Director Plan.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES


     The Board met ten times and took action by unanimous written consent two times during the fiscal year ended June 30, 1996. The Board has a standing Audit Committee, Stock Option Committee and Compensation Committee. The Board does not have a standing nominating committee. The Audit Committee, which oversees the accounting and financial functions of the Company, met once during the fiscal year ended June 30, 1996. Messrs. Callow and Saalfield are the current members of the Audit Committee. The Stock Option Committee of the Company, which reviews and approves option grants and administers the Company's stock option plans, met once and took action by unanimous written consent five times during the fiscal year ended June 30, 1996. Messrs. Callow and Saalfield are the current members of the Stock Option Committee. James L. Currie, a former non-employee director of the Company, was a member of the Stock Option Committee during the fiscal year ended June 30, 1996, but resigned on July 1, 1996. The Compensation Committee of the Company, which reviews and makes recommendations concerning executive compensation, met once and took action by unanimous written consent once during the fiscal year ended June 30, 1996. Messrs. Callow and Fortune are the current members of the Compensation Committee. Mr. von Rickenbach and James
L. Currie, a former non-employee director of the Company, were members of the Compensation Committee during the fiscal year ended June 30, 1996, but resigned on July 1, 1996.

     During the fiscal year ended June 30, 1996, all of the Company's directors other than Peter Barton Hutt attended at least seventy-five percent of the total number of meetings of the Board and at least seventy-five percent of the total number of meetings of all committees of the Board on which they served.

EXECUTIVE OFFICERS


     Executive officers serve at the discretion of the Board on an annual basis and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. The current executive officers of the Company are as follows:



                NAME                  AGE                    POSITION(S)
                ----                  ---                    -----------
Josef H. von Rickenbach.............  41     President, Chief Executive Officer and
                                             Chairman of the Board
William T. Sobo, Jr.................  39     Senior Vice President, Chief Financial
                                             Officer, Treasurer and Clerk
Barry R. Philpott...................  47     President, European Operations
R. Adrian Otte, M.D.................  40     Senior Vice President
Paule Dapres, M.D...................  51     Senior Vice President
Taylor J. Crouch....................  36     Senior Vice President
Veronica G. H. Jordan, Ph.D.........  46     Senior Vice President


     WILLIAM T. SOBO, JR. is responsible for all financial and administrative activities of the Company. Prior to joining PAREXEL in 1987, Mr. Sobo was a supervisor at Coopers & Lybrand in the emerging business/middle market group and also served as the controller for a regional financial consulting firm. Mr. Sobo is a Certified Public Accountant and received an M.B.A. from Boston University and a B.S. from the Wharton School at the University of Pennsylvania.

     BARRY R. PHILPOTT is responsible for the general management of PAREXEL's European operations, based in London, England. Prior to joining PAREXEL in 1993, Mr. Philpott served in several senior management positions with EG&G Inc., a diversified technology company based in Massachusetts, most recently as General Manager of its Worldwide Optical & Analytical Division. Previous to this position he was the President and Managing Director of EG&G Applied Research Corp.

     R. ADRIAN OTTE, M.D. is responsible for the Company's medical monitoring and medical writing services for ongoing clinical trials. Prior to joining PAREXEL's operations in Germany as Vice President, Clinical Research Europe and General Manager of PAREXEL's Central European region, Dr. Otte served in several senior management positions, most recently as Head of Clinical Research, at Duphar BV Holland. Dr. Otte received his medical degree at the Welsh National School of medicine and is a Fellow of the Faculty of Pharmaceutical Medicine.

     PAULE DAPRES, M.D. is responsible for the Company's European clinical operations. Prior to joining PAREXEL in 1992, Dr. Dapres served in several senior management positions at Schering Plough, Inc. Dr. Dapres received her M.D. degree from the University of Paris.

     TAYLOR J. CROUCH is responsible for the Company's client relations activities, including proposal preparation, contract negotiations and account management, and is responsible for the Company's worldwide marketing activities. Prior to joining PAREXEL's operations in Germany as Vice President, Client Relations and Marketing in 1991, Mr. Crouch served in several senior management positions, most recently as Marketing Operations Manager, at Schering-Plough, Inc. in Germany. Mr. Crouch received an M.B.A. from the University of Chicago.

     VERONICA G.H. JORDAN, PH.D. is responsible for client relations and marketing activities at PAREXEL. Before joining PAREXEL in 1987, Dr. Jordan was Director of Marketing and Business Development at Biogen, Inc. Previously, Dr. Jordan worked at Clinical Assays, a division of Baxter Travenol. Dr. Jordan has a Ph.D. from Oxford University and a B.S. from Cambridge University.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Mr. von Rickenbach, the President, Chief Executive Officer and Chairman of the Company, served as a member of the Compensation Committee of the Board of Directors during the fiscal year ended June 30, 1996, but resigned on July 1, 1996. No executive officer of the Company served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION


     The following table sets forth certain information with respect to the annual and long-term compensation paid or accrued by the Company for services rendered to the Company, in all capacities, for the fiscal year ended June 30, 1996 by its Chief Executive Officer (the "CEO") and the four other most highly compensated executive officers other than the CEO, in each case (i) who were serving as executive officers of the Company on June 30, 1996 and (ii) whose total salary and bonus exceeded $100,000 during the fiscal year ended June 30, 1996 (collectively, the "Named Executive Officers"). The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the fiscal year ended June 30, 1996.


                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                       ------------
                                                            ANNUAL COMPENSATION           AWARDS
                                                      -------------------------------   SECURITIES
                  NAME AND                    FISCAL                     OTHER ANNUAL  UNDERLYING/    ALL OTHER
             PRINCIPAL POSITION                YEAR   SALARY(1)  BONUS   COMPENSATION   OPTIONS(#)   COMPENSATION
             ------------------               ------  --------  -------  ------------  ------------  ------------
Josef H. von Rickenbach......................  1996   $199,188  $     0     $ 5,114(2)    50,000        $38,825(3)
  President, Chief Executive Officer and       1995    183,545        0      26,973(4)         0          3,450
  Chairman

Barry R. Philpott............................  1996    162,530   50,694      12,151(2)    15,000         13,002(5)
  President, European Operations               1995    146,300        0          --            0         11,704(5)

John G. Lee, Ph.D.(6)........................  1996    151,249   52,186          --       10,000         10,483(7)
  Senior Vice President                        1995    139,135        0          --            0          2,964(5)

R. Adrian Otte, M.D. ........................  1996    152,079   40,220          --       12,000         12,454(8)
  Senior Vice President                        1995    129,539   10,125          --        5,000          3,675(5)

Taylor J. Crouch.............................  1996    150,968   16,171           0       12,000          3,570(5)
  Senior Vice President                        1995    131,176        0           0            0          2,758(5)


---------------
(1) Includes commissions.

(2) Automobile allowance.

(3) Includes $3,222 contributions to defined contribution plans and $35,603 for unused paid vacation.

(4) Includes $11,084 automobile allowance and $15,889 related to interest on stock subscriptions receivable.

(5) Contributions to defined contribution plans.


(6) In a letter dated September 4, 1996, Dr. Lee resigned as an employee of the Company effective September 30, 1996.



(7) Includes $3,861 contributions to defined contribution plans and $6,622 for unused paid vacation.



(8) Includes $3,806 contributions to defined contribution plans and $8,648 for unused paid vacation.


EMPLOYMENT AGREEMENTS

     The Company is party to an employment agreement dated July 2, 1987 with Dr. Veronica G.H. Jordan. Currently, Dr. Jordan is paid an annual base salary of $80,000. The employment agreement with Dr. Jordan may be terminated for cause upon the unanimous action of the Company's Board of Directors.

     The Company and Barry R. Philpott are parties to a letter agreement of employment dated July 6, 1993. Mr. Philpott's current annual base salary is L120,000 (approximately $190,000). The Company may terminate Mr. Philpott's employment upon two months' notice and upon payment of severance benefits equal to one month's base salary per full year of service, with a maximum payment equal to six months' base salary.

     The executive officers of the Company are bound by the terms of a Key Employee Confidentiality and Invention Agreement, pursuant to which confidential information proprietary to the Company obtained during the term of employment by the Company may not be disclosed by the employee during or subsequent to such term of employment, and pursuant to which the employee agrees not to compete with the business of the Company during and for one year subsequent to the term of employment.

     In connection with the acquisition by the Company of PAREXEL GmbH, Dr. Herrmann entered into an employment agreement with PAREXEL GmbH, dated March 11, 1991. The employment agreement was amended as of June 30, 1993. Dr. Herrmann also entered into an employment agreement with the Company on June 30, 1993. The employment agreements with Dr. Herrmann expire on June 30, 1997. The employment agreement with the Company provides for a monthly base salary of approximately DM 11,400 (approximately $6,900).

OPTIONS AND STOCK PLANS

     Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended June 30, 1996 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                   POTENTIAL
                                                                                                  REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                                ANNUAL RATE OF
                                                    PERCENT OF                                    STOCK PRICE
                                                   TOTAL OPTIONS                               APPRECIATION FOR
                                                    GRANTED TO                                  OPTION TERM(1)
                                       OPTIONS     EMPLOYEES IN    EXERCISE OR   EXPIRATION   -------------------
                NAME                  GRANTED(#)    FISCAL YEAR    BASE PRICE       DATE         5%        10%
                ----                  ----------   -------------   -----------   ----------   --------   --------
Josef H. von Rickenbach.............    30,000          9.3%          $15.00     11/22/2003   $214,855   $514,615
                                        20,000          6.2            37.50      4/19/2004    358,092    857,692
Barry R. Philpott...................     5,000          1.6            15.00     11/22/2003     35,809     85,769
                                        10,000          3.1            37.50      4/19/2004    179,046    428,846
John G. Lee, Ph.D.(2) ..............     5,000          1.6            15.00     11/22/2003     35,809     85,769
                                         5,000          1.6            37.50      4/19/2004     89,523    214,423
R. Adrian Otte, M.D. ...............     2,000          0.6            15.00     11/22/2003     14,324     34,308
                                        10,000          3.1            37.50      4/19/2004    179,046    428,846
Taylor J. Crouch....................     2,000          0.6            15.00     11/22/2003     14,324     34,308
                                        10,000          3.1            37.50      4/19/2004    179,046    428,846


---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent an estimate by the Company of its future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.


(2) In a letter dated September 4, 1996, Dr. Lee resigned as an employee of the Company effective September 30, 1996.


     Year-End Option Table. The following table sets forth certain information concerning the unexercised stock options as of June 30, 1996 held by the Named
Executive Officers.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES


                                                                                                      VALUE OF UNEXERCISED,
                                                                        NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                             OPTIONS AT                 OPTIONS AT FISCAL
                                            SHARES        VALUE            FISCAL YEAR-END                 YEAR-END(2)
                                          ACQUIRED ON    REALIZED    ---------------------------   ---------------------------
                  NAME                    EXERCISE(#)     ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                  ----                    -----------   ----------   -----------   -------------   -----------   -------------
Josef H. von Rickenbach.................     40,000     $1,396,000      50,000         20,000      $1,950,500      $ 215,000
Barry R. Philpott.......................          0             --       6,000         19,000         214,500        416,750
John G. Lee, Ph.D(3)....................     10,000        349,000      50,000         10,000       2,382,500        220,000
R. Adrian Otte, M.D.....................          0             --       4,000         18,000         143,000        388,500
Taylor J. Crouch........................          0             --       4,800         13,200         183,600        219,900


---------------
(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value of Common Stock on the date of exercise and exercise price of the options. Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash, if any, received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(2) Value is based on the difference between the option exercise price and the fair market value at 1996 year-end ($48.25 per share) multiplied by the number of shares underlying the option.


(3) In a letter dated September 4, 1996, Dr. Lee resigned as an employee of the Company effective September 30, 1996.


     Stock Plans. The Company currently maintains three stock ownership plans: the 1995 Stock Plan, the 1995 Employee Stock Purchase Plan and the 1995 Non-Employee Director Stock Option Plan.

     1995 Stock Plan. The 1995 Stock Plan (the "1995 Plan") was adopted by the Board of Directors of the Company on September 14, 1995 and approved by the stockholders on November 3, 1995. The 1995 Plan provides for the grant of incentive stock options to officers and other employees and the grant of non-qualified stock options, stock awards and authorization to make purchases of Common Stock to employees, consultants, directors and officers of the Company. A detailed discussion of the terms of the 1995 Plan is found under the heading "PROPOSAL TO APPROVE AN AMENDMENT TO THE 1995 STOCK PLAN."

     1995 Employee Stock Purchase Plan. The 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan") was adopted by the Board of Directors of the Company on September 14, 1995 and was approved by the stockholders on November 3, 1995. The 1995 Purchase Plan provides for the issuance of a maximum of 300,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. Presently, 239,952 shares are available for future issuance under the 1995 Purchase Plan. The 1995 Purchase Plan is intended to encourage stock ownership by all eligible employees of the Company so that they may share in the growth of the Company. The 1995 Purchase Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options granted pursuant to the 1995 Purchase Plan will constitute options pursuant to an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").


     The 1995 Purchase Plan is administered by the Stock Option Committee. All employees of the Company, except employees who immediately after the option was granted would own five percent or more of the Company's voting stock, whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an eligible employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total compensation) from his or her total compensation, including base pay or salary and any bonuses or commissions, generally during six-month periods from September 1 to the last day of February and from March 1 to August 31 of each calendar year (each a "Payment Period"), but in no case shall an employee be entitled to purchase more than 500 shares in any Payment Period. Any excess is refunded to the employee to the extent the 500 share limit is exceeded. The exercise price for the option for each Payment Period is 85% of the lesser of the average market price of the Common Stock on the first or last business day of the Payment Period. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1995 Purchase Plan generally terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. To date, options to purchase 57,679 shares of Common Stock have been exercised pursuant to the 1995 Purchase Plan. As of September 20, 1996, approximately 530 employees were participating in the 1995 Purchase Plan. Unless terminated sooner, the 1995 Purchase Plan shall terminate on September 14, 2005.


     The 1995 Non-Employee Director Stock Option Plan. The 1995 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors of the Company on September 14, 1995 and was approved by the stockholders on November 3, 1995. The Director Plan provides for the grant of options to purchase a maximum of 300,000 shares of Common Stock to non-employee directors of the Company. Under the Director Plan, each non-employee director who was a member of the Board of Directors on the effective date of the Company's initial public offering received options. In addition, each non-employee director first elected to the Board of Directors after the effective date of the Company's initial public offering will receive an option for 10,000 shares on the date of his or her election. The Director Plan further provides for an automatic grant of an option to purchase 10,000 shares on the first business day of July of each year to each non-employee director who has continuously served for the lesser of (i) the previous full year or (ii) since the last annual meeting of stockholders at which directors were elected. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock as of the date of grant. The options will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant, subject to specified meeting attendance requirements.


     As of September 20, 1996, options to purchase an aggregate of 126,500 shares of Common Stock have been granted to the non-employee directors under the Director Plan.

     Federal Income Tax Consequences. THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE 1995 PLAN, THE 1995 PURCHASE PLAN AND THE DIRECTOR PLAN, AND OF CERTAIN OTHER RIGHTS GRANTED UNDER THE 1995 PLAN, IS BASED UPON THE PROVISIONS OF THE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. IT IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE FEDERAL INCOME TAX CONSEQUENCES OF THESE PLANS OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

     A. Incentive Stock Options (individually, an "ISO," and collectively, "ISOs"). The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1995 Plan:

          1. In general, an optionee will not recognize any income upon grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and the Company will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

          2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year from the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Period"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

          3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be taxed to the optionee as ordinary income in the year of such disposition.

          4. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercise of an ISO, the Company generally will be entitled to a corresponding federal income tax deduction.

          5. The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

          6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

          7. An optionee may be entitled to exercise an ISO be delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

          8. In addition to the tax consequences described above, the exercise of an ISO may result in an "alternative minimum tax." The alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

          9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     B. Non-Qualified Stock Options. The following general rules are applicable under current federal income tax law to options granted under the 1995 Plan which do not qualify as ISOs, and to all options granted under the Director Plan (individually, a "Non-qualified Option", and collectively, "Non-qualified Options"):

          1. In general, an optionee will not recognize any income upon the grant of a Non-qualified Option, and the Company will not be entitled to a federal income tax deduction upon such grant.

          2. An optionee generally will recognize ordinary income at the time of exercise of the Non-qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

          3. When an optionee sells the shares acquired upon the exercise of a Non-qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

          4. When an optionee recognizes ordinary income attributable to a Non-qualified Option, the Company generally will be entitled to a corresponding federal income tax deduction.

          5. An optionee may be entitled to exercise a Non-qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-qualified Option in such fashion, special rules will apply.

          6. Special rules apply if the shares acquired upon the exercise of a Non-qualified Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     C. Stock Awards and Purchases. The following general rules are applicable under current federal income tax law to Awards and Purchases (each as defined below) under the 1995 Plan:

          Under current federal income tax law, persons receiving Common Stock under the 1995 Plan pursuant to an award of Common Stock ("Award") or a grant of an opportunity to purchase Common Stock ("Purchase") generally will recognize ordinary income equal to the fair market value of the shares received reduced by any purchase price paid. The Company generally will be entitled to a corresponding federal income tax deduction. When such shares are sold, the seller generally will recognize capital gain or loss. Special rules apply if the shares acquired are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     D. Options Granted under the 1995 Employee Stock Purchase Plan. The following general rules are currently applicable under current federal income tax law to options under the 1995 Purchase Plan:

          1. The amounts deducted from an employee's pay under the 1995 Purchase Plan will be included in the employee's compensation subject to federal income tax. In general, no additional income will be recognized by the employee either at the time options are granted pursuant to the 1995 Purchase Plan or at the time the employee purchases shares pursuant to the 1995 Purchase Plan.

          2. If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the Payment Period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary income in an amount equal to the lesser of:

             (a) the excess, if any, of the fair market value of the shares at the time of disposition over the amount the employee paid for the shares, or

             (b) the excess of the fair market value of the shares on the first business day of the Payment Period over the option price.

          In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

          3. If the employee disposes of shares purchased pursuant to the Plan within two years after the first business day of the Payment Period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the Payment Period over the amount the employee paid for the shares.

          In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

          4. If the employee disposes of shares purchased pursuant to the Plan more than two years after the first business day of the Payment Period, the Company will not be entitled to any federal income tax deduction with respect to the options or the shares issued upon their exercise. If the employee disposes of such shares prior to the expiration of this two-year holding period, the Company generally will be entitled to a federal income tax deduction in an amount equal to the amount which is treated as ordinary income as a result of such disposition.

STOCK PERFORMANCE GRAPH

     The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from November 22, 1995, the date of the Company's initial public offering, through June 30, 1996, with the cumulative total return of the Nasdaq U.S. Stock Index and the Nasdaq Health
Services Index over the same period. The comparison assumes $100 was invested on November 22, 1995 in the Company's Common Stock, in the Nasdaq U.S. Stock Index and in the Nasdaq Health Services Index and assumes reinvestment of dividends, if any.

                                    PAREXEL                      Nasdaq Health
      Measurement Period         International    Nasdaq U.S.      Services
    (Fiscal Year Covered)         Corporation     Stock Index       Index
    ---------------------        -------------    -----------    -------------
November 22, 1995                     100             100             100
June 30, 1996                         322             117             125

     The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     Overview. The Company's executive compensation program is administered by the Compensation Committee and the Stock Option Committee of the Board of Directors (the "Compensation Committee" and "Stock Option Committee," respectively, and "Committees," collectively). Pursuant to authority delegated by the Board of Directors, the Compensation Committee establishes each year the non-equity compensation of senior management, reviews, as appropriate, other compensation standards of the Company and administers the Company's 401(k) Savings and Retirement Plan. The Stock Option Committee, pursuant to authority delegated by the Board of Directors, establishes each year the equity compensation of senior management, reviews, as appropriate, equity compensation standards of the Company, and administers the Company's 1986 Incentive Stock Option Plan, 1987 Stock Plan, 1989 Stock Plan, 1995 Stock Plan, 1995 Purchase Plan and Director Plan.

     The members of the Compensation Committee, who are currently non-employee directors, bring expertise in matters relating to executive compensation to their service on the Compensation Committee gained through their experience on other Boards of Directors of public and private companies. Josef H. von Rickenbach, President, Chief Executive Officer and Chairman, was a member of the Compensation Committee until July 1, 1996, when he was replaced by Patrick J. Fortune, a non-employee director. James L. Currie, a former non-employee director of the Company, was a member of the Stock Option Committee and Compensation Committee until his resignation on July 1, 1996.

     Procedure for Establishing Compensation. At the beginning of each fiscal year the Committees establish the annual compensation for the Company's executive officers based, in part, on recommendations of the Company's Chief Executive Officer. The Committees review the recommendations, taking into account the following factors: (i) external market data; (ii) the Company's performance; (iii) the individual's contribution to the Company's success; and
(iv) the internal equity of compensation levels among executive officers. In addition, in determining fiscal 1997 compensation levels, the Compensation Committee and the Stock Option Committee reviewed recommendations from an independent consulting firm, including a survey of cash compensation and stock option awards at similarly situated companies.

     Tax Considerations. The Company does not believe Section 162(m) of the Code, which generally disallows a tax deduction for compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Committees have considered the requirements of Section 162(m) of the Code and the related regulations. It is the Committees' present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for federal income tax purposes.

     Elements of Executive Compensation. The Company's compensation policy for executive officers is designed to achieve the following objectives: (i) to enhance profitability of the Company and increase stockholder value; (ii) to reward executives consistent with the Company's annual and long-term performance goals; (iii) to recognize individual initiative and achievement and (iv) to provide competitive compensation that will attract and retain qualified executives. Compensation under the executive compensation program is comprised of cash compensation in the form of salary and performance-based bonuses, long-term incentive opportunities in the form of stock options and various benefits, including medical, savings and insurance plans available to all employees of the Company.

     An executive officer's compensation package includes: (i) base salary, which is based upon the overall performance of the Company and external market data, (ii) annual performance-based compensation, which is based upon achievement of pre-determined financial objectives of the Company and individual objectives, and (iii) long-term incentive compensation, in the form of stock options, granted with the objective of aligning executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period. In addition, the compensation program is comprised of various benefits, including medical, savings and insurance plans and the Company's 1995 Purchase Plan, which are generally available to all employees of the Company.

     Base Compensation. Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In setting base cash compensation levels for executive officers, the Compensation Committee generally takes into account such factors as: (i) the Company's past financial performance and future expectations; (ii) the general and industry-specific business environment; (iii) the individual executive officer's base compensation in the prior year; (iv) periodic published surveys of base compensation at comparable companies; (v) corporate and individual performance and (vi) recommendations from an independent consulting firm. The Compensation Committee's review of the foregoing factors is subjective and the Compensation Committee assigns no fixed value or weight to any specific factors when making its decisions regarding the salary of executive officers.

     Performance-Based Compensation. The Company's performance-based compensation policies are designed to reward executive officers when the Company meets or exceeds pre-determined goals and are also based on various non-financial objectives such as ability to recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. Performance-based cash compensation is generally awarded based on formulas established by the Compensation Committee at the time salaries are fixed. Bonus formulas for each executive officer are based on the Company's achieving specified objectives set forth in the Company's annual operating plan.

     In establishing performance bonus formulas for the Company's executive officers, the Compensation Committee considered: (i) the annual base compensation of each individual; (ii) individual performance; (iii) the actual performance of the Company as compared to projected performance under the Company's annual operating plan; (iv) the projected future performance of the Company; (v) the general business environment; and (vi) periodically published surveys of performance compensation at comparable companies. The Compensation Committee's review of the foregoing factors was subjective and the Compensation Committee did not assign a fixed value or weight to any specific factors when making its decisions regarding the salary of executive officers.

     Stock Options. Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Board of Directors believes that stock option participation aligns executive officers' interests with those of its stockholders. When establishing stock option grant levels, the Stock Option Committee considered the existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options, the current stock price and recommendations from an independent consulting firm. Stock options granted under the Company's stock plans generally have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Historically, stock options have become exercisable over time. However, during fiscal 1996 the Stock Option Committee began granting options with accelerated exercisability based on Company performance. These recently granted stock options become exercisable as follows: (i) 40% over time (10% on each of the first four anniversaries of the date of grant); (ii) 30% on the fifth anniversary of the date of grant, or earlier if the Company achieves certain shareholder return levels specified in the option agreement; and (iii) 30% on the fifth anniversary of the date of grant, or earlier if the Company achieves certain earnings per share levels specified in the option agreement.

     In awarding stock options, the Stock Option Committee generally reviews:
(i) the overall compensation package of each executive officer; (ii) periodically published surveys of stock option awards at comparable companies;
(iii) individual performance during the fiscal year in question; (iv) past financial performance and future expectations; and (v) recommendations from an independent consulting firm. For new executive officers, the Stock Option Committee also considers the general and industry-specific business environment and the expected contribution of the executive officer to the Company over the short and long term.

     In the fiscal year ended June 30, 1996, Mr. von Rickenbach was awarded non-qualified stock options to purchase 50,000 shares of Common Stock, and other executive officers of the Company (seven individuals) were awarded non-qualified stock options to purchase an aggregate of 94,000 shares of Common Stock.

                         Respectfully submitted by the:

        Compensation Committee:        Stock Option Committee:
          A. Dana Callow, Jr.          A. Dana Callow, Jr.
          James L. Currie              James L. Currie
          Josef H. von Rickenbach      James A. Saalfield

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

            PROPOSAL TO APPROVE AN AMENDMENT TO THE 1995 STOCK PLAN

DESCRIPTION OF THE 1995 STOCK PLAN

     The 1995 Plan was adopted by the Board of Directors of the Company on September 14, 1995 and received shareholder approval on November 3, 1995. It is currently proposed to increase the number of shares of Common Stock authorized for issuance pursuant to the 1995 Plan from 500,000 shares to 1,000,000 shares. The Board of Directors of the Company believe that this increase is important to permit the Board of

Directors to continue to provide incentives to present and future key employees. Under the 1995 Plan, employees of the Company may be awarded ISOs, as defined in
Section 422(b) of the Code, and directors, officers, employees, and consultants of the Company may be granted (i) Non-qualified Options; (ii) Awards; and (iii) Purchases. ISOs, Non-qualified Options, Awards, and Purchases are collectively referred to as "Stock Rights." ISOs and Non-qualified Options are sometimes collectively referred to as "Options."

     Administration. The 1995 Plan is administered by the Company's Stock Option Committee (the "Committee"). Subject to the terms of the 1995 Plan, the Committee has the authority to determine the persons to whom Stock Rights shall be granted (subject to certain eligibility requirements for grants of ISOs), the number of shares covered by each such grant, in respect to ISOs, Non-qualified Options, and Purchases, the exercise of purchase price per share, the time or times at which Stock Rights shall be granted, and other terms and provisions governing the Stock Rights, including the nature of such Stock Right as an ISO, Non-qualified Option, Award, or Purchase, as well as the restrictions, if any, applicable to shares of Common Stock issuable upon exercise of Stock Rights.

     Eligible Employees and Others. Subject to the above-mentioned limitations, ISOs under the 1995 Plan may be granted to any employee of the Company or any Related Company (as defined in the 1995 Plan). Officers and directors of the Company must also be employees of the Company in order to receive ISOs under the 1995 Plan. The aggregate fair market value (determined on the date of grant of an ISO) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Company) may not exceed $100,000; any portion of an ISO grant that exceeds the $100,000 limit will be treated as a Non-qualified Option. Non-qualified Options, Awards, and purchases may be granted to any director (other than a member of the Committee), officer, employee, or consultant of the Company or any Related Company. No employee of the Company or any Related Company may be granted Options to acquire, in the aggregate, more than 499,000 shares of Common Stock under the Plan.


     Shares Subject to the 1995 Plan. The 1995 Plan currently authorizes the grant of Stock Rights to acquire 500,000 shares of Common Stock. As of September 20, 1996, options to purchase an aggregate of 405,350 shares of Common Stock had been granted, 1,500 options had been canceled or forfeited and added back into the shares available for grant, and 96,150 shares of Common Stock remained available for grant under the 1995 Plan.


     Outstanding Stock Rights are subject to adjustment as described hereinafter under "Changes in Stock; Acquisitions; Recapitalizations and Reorganization." Pursuant to the terms of the 1995 Plan, shares subject to Stock Rights which for any reason expire or are terminated unexercised may again be the subject of a grant under the 1995 Plan.

     Granting of Stock Rights. Stock Rights may be granted under the 1995 Plan at any time prior to September 14, 2005. The Stock Option Committee may, with the consent of the holder of an ISO, convert an ISO granted under the 1995 Plan to a Non-qualified Option.

     Non-qualified Option Price. The exercise price per share of Non-qualified Options granted under the 1995 Plan shall in no event be less than the minimum legal consideration required under the laws of the

Commonwealth of Massachusetts or the laws of any jurisdiction in which the Company or its successors in interest may be organized. Non-Qualified Options granted under the 1995 Plan, with an exercise price less than fair market value per share of Common Stock on the date of grant, are intended to qualify as performance-based compensation under Section 162(m) of the Code and any applicable regulations thereunder. Any such Non-Qualified Options granted under the 1995 Plan shall be exercisable only upon the attainment of a pre-established, objective based performance goal established by the Committee. If the Committee grants Non-Qualified Options with an exercise price less than fair market value per share of Common Stock on the date of grant, such grant will be submitted for, and will be contingent upon shareholder approval.

     ISO Price. The exercise price per share of ISOs granted under the 1995 Plan cannot be less than the fair market value of the Common Stock on the date of grant, or, in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company or any Related Company, 110% of the fair market value of the Common Stock on the date of grant.

     Option Duration. The 1995 Plan provides that each Option shall expire on the date specified by the Board of Directors, but not more than eight years from its date of grant in the case of Options generally. However, in the case of any ISO granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company or any Related Company, such ISO shall expire on the date specified by the Board of Directors, but not more than five years from its date of grant.

     Exercise of Options and Payment for Stock. Each Option granted under the 1995 Plan shall be exercisable as follows:

          A. The Option shall either be fully exercisable at the time of grant or shall become exercisable in such installments as the Committee may specify.

          B. Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the option, unless otherwise specified by the Committee.

          C. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable.

          D. The Board of Directors shall have the right to accelerate the date of exercise of any installment of any Option (subject to the $100,000 per year limit on the fair market value of Common Stock subject to ISOs granted to any employee which may become exercisable in any calendar year).

     Exercise of an Option under the 1995 Plan is effected by a written notice of exercise delivered to the Company at its principal office together with payment for the shares in full in cash or by check or, if authorized by the Committee in its discretion, in part or in full by tendering shares of Common Stock of the Company or a full recourse promissory note. Such written notice shall also identify the Option being exercised and specify the number of shares as to which the Option is being exercised.

     While the use of the stock payment method offers significant advantages to an optionee, it is subject to certain restrictions. The use of the stock payment method will result in unfavorable tax treatment to the optionee where the exchanged shares were acquired under incentive stock option or certain other tax advantaged plans and the applicable periods for disqualifying dispositions have not expired. In addition, under accounting principles, a charge against the Company's income may be necessary for Options exercised by the use of the stock payment method.

     Effect of Termination of Employment, Death, or Disability. If an ISO optionee ceases to be employed by the Company or any Related Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs shall terminate after the passage of 60 days from the date of termination of employment (but not later than their specified expiration dates), except to the extent that such ISOs shall have been converted into Non-qualified Options. Leave of absence with the written approval of the Board of Directors shall not constitute an interruption of employment provided that such approval contractually requires the Company to continue the employment of the employee after the leave of absence. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (including illness, military obligations or governmental service) provided such leave does not exceed 90 days or, if longer, any period during which the employees' right to reemployment is guaranteed by statute.

     If an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of death, by the optionee's estate, personal representative or beneficiary who acquires the ISO by will or by the laws of descent and distribution, at any time within 180 days from the date of the optionee's death (but not later than the specified expiration date of the ISO). If an ISO optionee ceases to be employed by the Company by reason of his or her disability (as defined in Section 22(e)(3) of the Code), the optionee may exercise any ISO held by him or her on the date of termination of employment, to the extent exercisable on that date or at any time within 180 days from the date of termination of employment (but not later than the specified expiration date of the ISO).

     Non-qualified Options are subject to such termination and cancellation provisions as may be determined by the Committee.

     Non-Assignability of Stock Rights. No assignment or transfers of Stock Rights are permitted, except that Stock Rights may be transferred by will or by the laws of descent and distribution.

     Changes in Stock; Acquisition; Recapitalizations and Reorganizations. In the event shares of Common Stock of the Company are subdivided or combined into a greater or smaller number of shares or if the Company issues any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options will be appropriately increased or decreased proportionately, and appropriate adjustments will be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the Board of Directors of any entity assuming the obligations of the Company under the 1995 Plan (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or

(ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

     In the event of a recapitalization or reorganization of the Company (other than a transaction described in preceding paragraph) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization.

     Upon the happening of any of the events described in the preceding three paragraphs, the class and aggregate number of shares reserved for issuance upon the exercise of Options under the 1995 Plan shall also be appropriately adjusted to reflect the events described above. Notwithstanding the foregoing, in respect to ISOs, the adjustments described above shall be made only after the Board of Directors, in consultation with legal counsel, determines whether such adjustments would constitute a modification of such ISOs or would cause adverse tax consequences to the holders of ISOs.

     Amendment, Suspension, and Termination of the Plan. The Board of Directors may terminate or amend the 1995 Plan in any respect at any time, except that, without the prior approval of the holders of a majority of the outstanding shares of Common Stock (a) the total number of shares that may be issued under the 1995 Plan may not be increased except as previously described under "Changes in Stock; Acquisitions; Recapitalization and Reorganization;" (b) the provisions regarding eligible employees may not be modified; (c) the provisions regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment referred to above); and (d) the expiration date of the 1995 Plan may not be extended. No action of the Board of Directors or shareholders, however, may, without the consent of an optionee, alter or impair his rights under any Option previously granted to him.

     Miscellaneous. The proceeds received by the Company from the sale of shares pursuant to the 1995 Plan shall be used for general corporate purposes. The Company's obligation to deliver shares is subject to the approval of any governmental authority required in connection with the sale or issuance of such shares. The exercise of Non-qualified Options, Awards, or Purchases for less than fair market value may require the holder to recognize ordinary income and pay additional withholding taxes in respect of such income, and the Board of Directors may condition the grant or exercise of an Option, Award, or Purchase on the payment to the Company of such taxes. An employee is required to notify the Company in the event that he disposes of stock acquired on the exercise of an ISO prior to the later of two years from the date of grant or one year from the date of exercise of the ISO. Unless terminated earlier by the Board of Directors, the 1995 Plan will expire on September 14, 2005.

            PROPOSAL TO AMEND THE RESTATED ARTICLES OF ORGANIZATION

     By a Board of Directors vote dated August 29, 1996, the Board of Directors recommended to the stockholders that the Company amend the Company's Restated Articles of Organization (the "Charter") to increase the number of authorized shares of Common Stock, par value $.01 per share, from 25,000,000 to 50,000,000 shares. Shares of the Company's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.


     As of September 20, 1996, there were approximately 8,448,818 shares issued and outstanding. Assuming the proposal to amend the 1995 Stock Plan is approved, there will be approximately 1,775,554 shares reserved for future issuance pursuant to the Company's stock plans. An additional 796,509 shares are reserved for issuance upon the exercise of options outstanding on September 20, 1996. If the amendment to the Charter is approved, the Board of Directors will have the authority to issue approximately 38,979,119 additional shares of Common Stock without further stockholder approval. The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable. These purposes may include, without limitation: acquiring other businesses in exchange for shares of the Company's Common Stock; facilitating broader ownership of the Company's Common Stock by effecting a stock split or issuing a stock dividend; raising capital through the sale of Common Stock; and attracting and retaining valuable employees by the issuance of additional stock options. The Company at present has no commitments, agreements or undertakings to issue any such additional shares or stock options. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.


     The issuance of additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company's existing stockholders. In addition, the Company's authorized but unissued shares of Common stock could be used to make a change in control of the Company more difficult or costly. Issuing additional shares of Common Stock could have the effect of diluting stock ownership of the persons seeking to obtain control of the Company. The Company is not aware, however, of any pending or threatened efforts to obtain control of the Company, and the Board of Directors has no current intention to use the additional shares of Common Stock in order to impede a takeover attempt.

     The Board of Directors recommends a vote FOR the approval of the amendment of the Company's Articles of Organization.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected the firm of Price Waterhouse LLP, independent certified accountants, to serve as auditors for the year ending June 30, 1997. Price Waterhouse LLP has served as the Company's auditors since 1992. The Board recommends a vote FOR ratification of this selection.

     It is expected that a member of the firm of Price Waterhouse LLP will be present at the Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the Company's stockholders.

     The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Company is incorporated, but the results of this vote will be considered by the Board in selecting auditors for future fiscal years.

                                 OTHER MATTERS

     The Board does not intend to bring any matters before the Meeting other than those specifically set forth in the Notice of Annual Meeting and it knows of no matters to be brought before the meeting by others. If any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission. Officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish the Company will all Section 16 forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended June 30, 1996 all of its officers, directors and greater-than-ten-percent stockholders complied with all
Section 16(a) filing requirements.

                             STOCKHOLDER PROPOSALS

     The Company currently intends to hold its 1997 Annual Meeting of Stockholders during November 1997. To be included in the Proxy Statement and form of proxy for the Company's 1997 Annual Meeting of Stockholders, stockholder proposals must be received by the Company by June 16, 1997. Such stockholder proposals should be submitted to PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02154, Attention: Clerk.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Common Stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by the Company's officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

                                                                    Attachment A
                                                                    ------------

                        PAREXEL INTERNATIONAL CORPORATION

                                 1995 STOCK PLAN
                                 ---------------

     1. PURPOSE. This 1995 Stock Plan (the "Plan") is intended to provide incentives: (a) to the officers and other employees of PAREXEL International Corporation (the "Company"), and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Options"); (c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (d) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

     2. ADMINISTRATION OF THE PLAN.
        --------------------------

          A. BOARD OR COMMITTEE ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board (the "Committee"); provided that the plan shall be administered: (i) to the extent required by applicable regulations under
     Section 162(m) of the Code, by two or more "outside directors" (as defined in the applicable regulation thereunder), and (ii) to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision ("Rule 16b-3"), with respect to specific grants of Stock Rights, the Plan shall be administered by a disinterested administrator or administrators within the meaning of Rule 16b-3. Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 3 to receive ISOs) to whom ISOs shall be granted, and determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) to whom Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards shall be granted or Purchases made; (iii) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6, and the purchase price of shares subject to each

     Purchase; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

          B. COMMITTEE ACTIONS. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. Acts by a majority of the members of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee (if consistent with applicable state law), shall constitute the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

          C. GRANT OF STOCK RIGHTS TO BOARD MEMBERS. Stock Rights may be granted to members of the Board consistent with the provisions of the first sentence of paragraph 2(A) above, if applicable. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Consistent with the provisions of the first sentence of paragraph 2(A) above, members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to him of Stock Rights.

     3. ELIGIBLE EMPLOYEES AND OTHERS. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an ISO, a Non-Qualified Option, an Award or an authorization to make a Purchase. Granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Stock Rights.

     4. STOCK. The stock subject to Options, Awards and Purchases shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 500,000, subject to adjustment as provided in paragraph
13. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such Stock Right shall again be available for grants of Stock Rights under the Plan.

     No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 499,000 shares of Common Stock under the Plan. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

     5. GRANTING OF STOCK RIGHTS. Stock Rights may be granted under the Plan at any time on or after September 14, 1995 and prior to September 14, 2005. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant. Options granted under the Plan are intended to qualify as performance-based compensation to the extent required under proposed Treasury Regulation 1.162-27.

     6. MINIMUM OPTION PRICE; ISO LIMITATIONS.
        -------------------------------------

          A. PRICE FOR NON-QUALIFIED OPTIONS. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall in no event be less than the minimum legal consideration required therefor under the laws of the Commonwealth of Massachusetts or the laws of any jurisdiction in which the Company or its successors in interest may be organized. Non-Qualified Options granted under the Plan, with an exercise price less than the fair market value per share of Common Stock on the date of grant, are intended to qualify as performance-based compensation under Section 162(m) of the Code and any applicable regulations thereunder. Any such Non-Qualified Options granted under the Plan shall be exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee. If the Committee grants Non-Qualified Options with an exercise price less than the fair market value per share of Common Stock on the date of grant, such grant will be submitted for, and will be contingent upon shareholder approval.

          B. PRICE FOR ISOS. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

          C. $100,000 ANNUAL LIMITATION ON ISO VESTING. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options.

          D. DETERMINATION OF FAIR MARKET VALUE. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     7. OPTION DURATION. Subject to earlier termination as provided in paragraphs 9 and 10, each Option shall expire on the date specified by the Committee, but not more than (i) eight years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

     8. EXERCISE OF OPTION. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

          A. VESTING. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

          B. FULL VESTING OF INSTALLMENTS. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

          C. PARTIAL EXERCISE. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

          D. ACCELERATION OF VESTING. The Committee shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Committee shall not, without the consent of an optionee, accelerate the exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

     9. TERMINATION OF EMPLOYMENT. If an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his ISOs shall become exercisable, and his ISOs shall terminate after the passage of sixty (60) days from the date of termination of his employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

     10. DEATH; DISABILITY.
         -----------------

          A. DEATH. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the ISO or 180 days from the date of the optionee's death.

          B. DISABILITY. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the specified expiration date of the ISO or 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in
     Section 22(e)(3) of the Code or any successor statute.

     11. ASSIGNABILITY. No Stock Right shall be assignable or transferable by the grantee except by will or by the laws of descent and distribution. During the lifetime of the grantee each Stock Right shall be exercisable only by him.

     12. TERMS AND CONDITIONS OF OPTIONS. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

     13. ADJUSTMENTS. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

          A. STOCK DIVIDENDS AND STOCK SPLITS. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

          B. CONSOLIDATIONS OR MERGERS. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

          C. RECAPITALIZATION OR REORGANIZATION. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization.

          D. MODIFICATION OF ISOS. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

          E. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

          F. ISSUANCES OF SECURITIES. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

          G. FRACTIONAL SHARES. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

          H. ADJUSTMENTS. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

     14. MEANS OF EXERCISING STOCK RIGHTS. A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock owned by the optionee for at least six months having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right, (c) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Stock Right and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (d) at the discretion of the Committee, by any combination of (a),
(b) and (c) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses
(b), (c) or (d) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of a Stock Right shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     15. TERM AND AMENDMENT OF PLAN. This Plan was adopted by the Board on September 14, 1995, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. If the approval of stockholders is not obtained prior to September 14, 1996, any grants of ISOs under the Plan made prior to that date will be rescinded. The Plan shall expire at the end of the day on September 13, 2005 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Stock Rights may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting on such matter obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the benefits accruing to participants under the Plan may not be materially increased; (c) the requirements as to eligibility for participation in the Plan may not be materially modified; (d) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (e) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); (f) the expiration date of the Plan may not be extended; and (g) the Board may not take any action which would cause the Plan to fail to comply with Rule 16b-3. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without his consent, under any Stock Right previously granted to him.

     16. CONVERSION OF ISOS INTO NON-QUALIFIED OPTIONS. The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action.

     17. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

     18. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after he makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring within two years of the date the ISO was granted or within one year of the date the ISO was exercised, whichever period ends later.

     19. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon the exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of a Stock Right hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or
(iv) the vesting or transferability of restricted stock or securities acquired by exercising a Stock Right, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock held by the Optionee for at least six months or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Stock Right shares having an aggregate fair market value equal to the amount of such withholding taxes.

     20. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Stock Rights in connection with the Plan.

     21. GOVERNING LAW; CONSTRUCTION. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the Commonwealth of Massachusetts, or the laws of any jurisdiction in which the Company or its successors in interest may be organized. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

                        PAREXEL INTERNATIONAL CORPORATION
       PROXY FOR 1996 ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 14, 1996
                       SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned Stockholder of PAREXEL International Corporation, a Massachusetts corporation, revoking all prior proxies, hereby appoints Josef H. von Rickenbach, William T. Sobo, Jr. and William J. Schnoor, Jr. and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of PAREXEL International Corporation which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of the Company to be held at the Harvard Club, One Federal Street, Boston, Massachusetts on November 14, 1996 at 3:00 p.m., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated October 8, 1996, a copy of which has been received by the undersigned, and in their discretion upon any other business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares is person.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.


/X/   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

1. To elect two (2) Class I Directors to serve for a three year term.

NOMINEES: Patrick J. Fortune

     For     Withheld
     / /       / /

          Prof. Dr. med. Werner M. Herrmann

     For     Withheld
     / /       / /



2.   To approve a proposal to amend the 1995 Stock     For   Against  Withheld
     Plan to increase the number of shares of          / /     / /       / /
     Common Stock available for issuance under the plan from 500,000 shares to 1,000,000 shares.

3.   To approve an amendment to the Company's          / /     / /       / /
     Restated Articles of Organization increasing the number of authorized shares of Common
     Stock, par value $.01 par share, of the
     Company from 25,000,000 shares to 50,000,000
     shares.

4.   To ratify the selection of Price Waterhouse       / /     / /       / /
     LLP as auditors for the fiscal year ending
     June 30, 1997.

                                                  MARK HERE              / /

                                                  FOR ADDRESS
                                                  CHANGE AND
                                                  NOTE AT LEFT

     THIS PROXY SHOULD BE DATED AND SIGNED BY THE
     STOCKHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS
     HEREON AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE.
     PERSONS SIGNING IN A FIDUCIARY CAPACITY SHALL SO
     INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS
     COMMUNITY PROPERTY, BOTH SHOULD SIGN.


     Signature:                              Date
               -----------------------------      ---------

     Signature:                              Date
               -----------------------------      ---------